Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into on, and effective as of, April 20, 2019 (“Effective Date”), between Andrew Dejana (“Consultant”) and Dejana Truck & Utility Equipment Company, LLC (the “Company”) (together, the “Parties”).  In consideration of the terms, conditions, and promises set forth in this Agreement, and in return for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Consultant and the Company agree as follows:

1.         Term of Agreement.

The term of this Agreement shall commence on April 20, 2019 and shall continue until December 31, 2019, unless it is terminated earlier in accordance with Section 2 (the “Term”). The Term of this Agreement may only be extended by mutual written agreement between the Parties.

2.         Termination.

2.1       This Agreement shall terminate upon occurrence of the first of the following events:

a.         Upon the date of expiration of the Term, unless the Term is extended by mutual written agreement of the Parties; or

b.         At Consultant’s election, upon notice to the Company, which shall be given to the Company not less than thirty (30) days prior to the date on which the Consultant elects not to continue providing the services described in this Agreement (“Services”) to the Company; or

c.         At the Company’s election, upon notice to the Consultant which shall be given to the Consultant not less than thirty (30) days prior to the date on which the Company elects not to continue receiving Services from Consultant; or

d.         Either Consultant or the Company may terminate this Agreement, effective immediately, upon written notice to the other, if the other Party materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the other Party does not cure such breach within ten (10) calendar days after receipt of written notice of such breach.

2.2       Upon expiration or termination of this Agreement, the Company shall be obligated to pay the monthly fee only for months in which actual Services were rendered by Consultant prior to termination of the Agreement.  Notwithstanding any provision herein to the contrary, the following sections shall survive any termination of this Agreement:  Section 2,  Section 5,  Section 6,  Section 7, and Section 8.

3.         Services.

3.1       Consultant shall provide to the Company the Services set forth in Exhibits 1 and 2 to this Agreement.

3.2       Consultant shall have the sole and exclusive right to control and exercise discretion as to the manner and means by which the Services are performed; provided, however, Consultant shall perform Services in compliance with Company and/or Company client requirements and policies.  The Parties acknowledge that the result of the Services under this Agreement is the primary objective bargained for by the Parties.

4.         Compensation and Payment.

4.1       As compensation to Consultant for providing Services during the Term, the Company shall pay Consultant Ten Thousand Dollars and No Cents ($10,000.00) per month. The Company shall pay Consultant on the last day of each month during the Term.  Consultant acknowledges that Consultant will receive an IRS Form 1099-MISC from the Company, and that Consultant shall be solely responsible for all federal, state, and local taxes.

4.2       The Company shall not be liable to Consultant for any unauthorized expenses incurred by Consultant in performing the Services.  The Company shall reimburse Consultant for reasonable expenses associated with the Services that are pre-approved in writing by the Company and supported by appropriate documentation substantiating the expenses.  All reimbursable expenses shall be invoiced by Consultant monthly and such invoices shall include all receipts or other documents relating to the expenses sought to be reimbursed.

5.         Relationship of the Parties; Independent Contractor.

5.1       Consultant is an independent contractor to the Company and this Agreement shall not be construed to create any association, partnership, joint venture, employee, or agency relationship between Consultant and the Company for any purpose. Consultant has no authority (and shall not hold himself out as having authority) to bind the Company.  Consultant shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent.

5.2       Without limiting Section 5.1, Consultant will not be eligible to participate in any benefits of employment offered by the Company to its employees, and the Company will not be responsible for withholding or paying any taxes, making any insurance contributions, or obtaining workers’ compensation insurance on Consultant’s behalf. Consultant shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest, resulting from or related to any obligations imposed by law relating to the payment of compensation for employment, employment taxes, or contributions for insurance benefits.  Further, Consultant shall be solely responsible for any and all other taxes based on the Services provided by Consultant under this Agreement.  Any persons employed or engaged by Consultant in connection with the performance of the Services shall be Consultant’s employees or contractors and Consultant shall be fully responsible for them and indemnifies the Company against any claims made by or on behalf of any such employee or contractor.

6.         Indemnification.

Consultant shall reimburse, indemnify, and hold harmless the Company, and its managers, officers, directors, shareholders, partners, representatives, and agents, for, from, and against any and all claims, damages, losses, deficiencies, liabilities, penalties, charges, costs, and expenses (collectively, “Losses”) resulting from, relating to, or arising out of a breach by Consultant of this Agreement.  The Company shall reimburse, indemnify and hold harmless Consultant for, from and against any Losses resulting from, relating to, or arising out of a breach by the Company of this Agreement.

7.         Restrictive Covenant; Non-Disparagement.

Consultant shall not, on his own behalf or on behalf of or in conjunction with any other person, directly or indirectly, including through any media, make any statements or other communications (oral or written) that would constitute libel, slander, or disparagement of, or in any way disparage, denigrate, or ridicule, the Company, or any of its subsidiaries, affiliates, managers, officers, directors, stockholders, employees, representatives, or agents, or the Company’s products or services, nor shall Consultant solicit any such statements or communications from others.  The Company shall not, on its own behalf or on behalf of or in conjunction with any other person, directly or indirectly, including through any media, make any statements or other communications (oral or written) that would constitute libel, slander or disparagement of, or in any way disparage, denigrate or ridicule, Consultant.

8.         Miscellaneous.

8.1       Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision never constituted a part of this Agreement, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.  Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

8.2       Waiver.  The failure or delay of either Party to insist, in any one or more instances, upon the performance of any of the terms, covenants or conditions of this Agreement or to exercise any right, power or privilege under this Agreement shall not operate or be construed as a relinquishment of future performance under this Agreement or as a waiver or modification of any of the same or similar rights, powers or privileges in the future.

8.3       Certain Damages.  Under no circumstances shall the Parties be liable for any indirect, incidental, economic, special, punitive, or consequential, damages, whether for breach of contract, negligence, or under any other cause of action, that result from the relationship, this Agreement, or the conduct of business contemplated herein.  The Company’s aggregate liability to Consultant shall in no event exceed the aggregate fees paid by the Company to Consultant under this Agreement.

8.4       Assignment; Successors.  Consultant may not assign this Agreement or delegate or subcontract any duties or responsibilities hereunder without the prior express written consent of the Company, which shall be given in the Company’s sole discretion.  The Company may assign this Agreement to an affiliate or successor-in-interest to the business or assets to which the Services relate, and that successor may enforce this Agreement against Consultant.  Any such assignment shall not relieve the Company of responsibility to make payment in accordance with the terms of this Agreement.

8.5       Modification or Amendment.  This Agreement may not be modified or amended except through a writing signed by both Consultant and the authorized representative of the Company, except as required by a court with competent jurisdiction in order to enforce this Agreement.  Any variance from or additions to the terms and conditions of this Agreement in any other notice not signed by both Parties or ordered by a court shall be of no effect.

8.6       Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.  Each party stipulates that, if there is any dispute or disagreement between the Parties as to the interpretations of any provision of, or the performance of obligations under, this Agreement (a “Dispute”), such Dispute shall be commenced and prosecuted in its entirety in, and each party consents to the exclusive jurisdiction and proper venue of, the Delaware Court of Chancery (unless such court lacks subject matter jurisdiction, in which case, in any state or federal court located in the State of Delaware).  The Parties acknowledge that all direction issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries.  Each Party waives any right to trial by jury with respect to any Dispute.

8.7       Complete Agreement.  This Agreement constitutes the full and complete understanding and agreement of the Parties with respect to the consulting relationship between Consultant and the Company.  Consultant may not rely on any prior discussions, statements or agreements regarding Consultant’s consulting arrangements with the Company.  Consultant understands and acknowledges that this Agreement does not cancel, terminate, replace or supersede any confidentiality, noncompetition, nonsolicitation, assignment of inventions, cooperation and similar promises contained in any prior agreement involving Consultant and the Company, including (i) the Noncompetition and Confidentiality Agreement effective July 15, 2016 between Consultant and Dejana Truck & Utility Equipment Company, (ii)  Sections 5-9 of Consultant’s July 15, 2016 Employment Agreement with the Company, and (iii) Section 10 of the standard terms and conditions of Consultant’s prior Grant Notices for Restricted Stock Units, which will remain in full force and effect without modification.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

CONSULTANT:	COMPANY:

Andrew Dejana	Dejana Truck & Utility Equipment, LLC

/s/ ANDREW DEJANA	By:	/s/ ROBERT MCCORMICK
(Signature)	Name:	Robert McCormick
	Title:	Chief Executive Officer
Andrew Dejana
(Printed Name)